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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
BancorpSouth, Inc.:

We consent to the use of our reports dated March 14, 2005, with respect to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                                              /s/ KPMG LLP

Memphis, Tennessee
September 27, 2005